Exhibit 7.01

AMENDED AND RESTATED JOINT FILING AGREEMENT

The undersigned hereby agree that the Amendment No. 1 to the statement on Schedule 13D, dated January 23, 2007, with respect to the common stock of TNS, Inc., is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Amended and Restated Joint Filing Agreement (this “Agreement”) shall be included as an exhibit to the Amendment No. 1 to the Schedule 13D.  Each of the undersigned agrees to be responsible for the timely filing of the Amendment No. 1 to the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. This Agreement amends and restates in its entirety the Joint Filing Agreement by and among the undersigned dated December 20, 2006 and filed as Exhibit 7.01 to the Schedule 13D dated December 20, 2006.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 23rd day of January, 2007.

/s/ John J. McDonnell, Jr.

John J. McDonnell, Jr.

/s/ John J. McDonnell III

John J. McDonnell III

/s/ Royce Yudkoff

Royce Yudkoff

ABRY Partners, LLC

By:	/s/ Royce Yudkoff

Name:	Royce Yudkoff

Title:	Managing Partner

DUNLUCE ACQUISITION CORPORATION

By:	/s/ John J. McDonnell, Jr.

Name:	John J. McDonnell, Jr.

Title:	Chairman & CEO